Exhibit 11

Horace Mann Educators Corporation
Computation of Net Income per Share (Unaudited)
For the Three and Nine Months Ended September 30, 2021 and 2020
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Basic:

Net income	$16.3	$36.5	$102.3	$85.5
Weighted average number of common shares during the period	42.0	41.9	42.0	41.9

Net income per share – basic	$0.39	$0.87	$2.44	$2.04

Diluted:

Net income	$16.3	$36.5	$102.3	$85.5
Weighted average number of common shares during the period	42.0	41.9	42.0	41.9
Weighted average number of common equivalent shares to reflect the dilutive effect of common stock equivalent securities:
Stock options	0.1	0.1	0.1	—
Common stock units related to deferred compensation for employees	—	—	—	—
Restricted common stock units related to incentive compensation	0.1	0.1	0.1	0.1
Total common and common equivalent shares adjusted to calculate diluted earnings per share	42.2	42.1	42.2	42.0

Net income per share – diluted	$0.39	$0.87	$2.43	$2.03